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                      [LETTERHEAD OF VAN BUREN & HAUKE, LLC]


                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

       We consent to the use in the Registration Statement on Form SB-2, under the Securities Act of 1933, of our report dated July 3, 1997, except for Note 9 as to which the date is August 4, 1997, on the balance sheets of Entertainment Specialists Ltd., Inc. as of December 31, 1996 and 1995, and the related statements of operations and retained earnings (deficit) and cash flows for each year, and to the reference to our firm under the heading "Experts" in the Prospectus.



                                                  /s/  VAN BUREN & HAUKE, LLC



New York, New York

August 12, 1997